Exhibit 99.1

Press Release                                                                                                      Source: Aldabra Acquisition Corporation

Aldabra Acquisition Corporation to Merge with Great
Lakes Dredge & Dock Corporation
Tuesday June 20, 4:05 pm EST

NEW YORK, June 20/PRNewswire-FirstCall/ — Aldabra Acquisition Corporation (OTC Bulletin Board: ALBAU.OB, “Aldabra”) today announced that it has entered into an Agreement and Plan of Merger with the parent company of Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”). Great Lakes is the largest provider of dredging services in the United States. Upon completion of all of the transactions foreseen by the Agreement and Plan of Merger, Aldabra will be renamed Great Lakes Dredge & Dock Corporation and will be owned approximately 67% by affiliates of Madison Dearborn Partners, LLC, a Chicago based private equity fund, approximately 5% by Great Lakes management, and approximately 28% by current Aldabra shareholders (based on Aldabra’s current price per share), before giving effect to the exercise of any outstanding Aldabra warrants.

Great Lakes’ diverse fleet of dredging vessels would cost in excess of $1.0 billion to build in the current market, based on its management’s estimates. For the twelve months ended March 31, 2006, Great Lakes generated $431.9 million in revenues and $44.4 million in EBITDA. The EBITDA for this period includes the impact of a non-cash write-down of goodwill and intangible assets of $5.7 million recorded by Great Lakes in the third quarter of 2005 related to its demolition segment as well as $2.3 million for legal and other costs incurred by Great Lakes to respond to an industry wide request for documents by the Department of Justice. At March 31, 2006, Great Lakes had $217.9 million in contract backlog and $253.3 million of debt. At March 31, 2006, Aldabra held approximately $50.0 million of cash available for investment raised in its initial public offering in February 2005, which will be used to pay down Great Lakes’ existing term bank debt to substantially delever the Company and to allow Great Lakes increased financial flexibility to meet the demands of the current domestic dredging market and to take advantage of opportunities in the foreign dredging market.

Nathan Leight and Jason Weiss, Aldabra’s Chairman and CEO, respectively, who will remain board members upon closing of the transaction, added “We are very excited to partner with Madison Dearborn and the Great Lakes’ management team. This meets our objective of seeking a business combination with a portfolio company of a well respected private equity firm that should benefit from prevailing macro-economic trends. We are pleased to be partnering with management and Madison Dearborn as both have elected to rollover their entire equity interest in Great Lakes into Aldabra. We are excited to recommend this transaction to Aldabra’s stockholders.”

“Great Lakes is a company with a long history of maintaining and deepening this Country’s harbors and waterways and renourishing its beaches. We think this new structure will enhance the Company’s financial position and allow us to continue to meet the challenges of the U.S. dredging market and the dredging markets overseas,” said Douglas B. Mackie, President and Chief Executive Officer of Great Lakes.

Under the terms of the Merger Agreement, Great Lakes’ parent company will merge with a wholly-owned subsidiary of Aldabra. Aldabra’s subsidiary will remain as the surviving entity, changing its name to Great Lakes Dredge & Dock Corporation. Effectively, all of the outstanding capital stock of Great Lakes’ parent company will be exchanged for a minimum of $160 million of Aldabra common stock, subject to a post-closing working capital adjustment and an adjustment based upon Great Lakes’ consolidated debt. This implies an enterprise value for Great Lakes of approximately $410 million, based on approximately $250 million of assumed debt at closing. The final exchange ratio will be based on the average closing price of Aldabra common stock for the ten trading days ending three trading days prior to the consummation of the merger (the “Average Price”). The number of Aldabra shares issuable in connection with the transaction will be the greater of (i) $160 million divided by the Average Price and (ii) 27,273,000 shares.

The transaction has been approved by the boards of both Great Lakes and Aldabra, but is subject to customary closing conditions including review under the Hart-Scott-Rodino Act and the approval of Aldabra’s stockholders. In addition, the closing is conditioned on the holders of fewer than 20% of the shares of common stock of Aldabra issued in its initial public offering voting against the transaction and electing to convert those shares into cash, as permitted by Aldabra’s certificate of incorporation. The transaction is anticipated to close during the fall of 2006.

Morgan Joseph & Co. Inc. acted as financial advisor to Aldabra in connection with this transaction. Aldabra is represented in the transaction by Sidley Austin LLP and Great Lakes and its parent are represented by Kirkland & Ellis LLP and Winston & Strawn LLP.

Great Lakes currently files reports with the SEC and its filings are available at http://www.sec.gov. Additional information concerning Great Lakes may be found at its website http://www.gldd.com

ABOUT GREAT LAKES

Great Lakes is the largest provider of dredging services and the only U.S. dredging company with significant international operations, averaging 16% of its revenues over the last three years. Dredging generally involves the enhancement or preservation of navigability of waterways or the protection of shorelines through the removal or replenishment of soil, sand, or rock. Great Lakes’ dredging customers include federal, state, and local governments, foreign governments and both domestic and foreign private concerns such as utilities and oil companies. Great Lakes is a significant contractor for the U.S. Army Corps of Engineers, the agency responsible for navigable waterways in the U.S. Great Lakes also owns an 85% interest in North American Site Developers, Inc. a large provider of commercial and industrial demolition services, primarily exterior and interior demolition.

Great Lakes was founded in 1890 as Lydon & Drews Partnership and changed its name to Great Lakes Dredge & Dock Company in 1905. In its more than one hundred years of business, Great Lakes has never failed to complete a contracted project. In addition, Great Lakes has never experienced difficulty in obtaining bonding for any of its projects.

Great Lakes is based in Oak Brook, Illinois and has worked in most of the major U.S. ports and along the U.S. coastline as well as numerous foreign locations, including Europe, Africa, India, Mexico and South America and most recently in the Middle East.

Dredging is a unique operation that requires specialized equipment and experienced personnel Dredging projects may involve the:

•              The deepening and/or maintaining of waterways, shipping channels, and ports.

•              Creation or rebuilding of beaches.

•              Reclamation of land.

•              Restoration of aquatic and wetland habitats.

•              Excavation for pipeline, cable and tunnel trenches.

Great Lakes’ bid market is defined as the population of projects on which it bid or could have bid if not for capacity constraints. Great Lakes achieved a combined U.S. market share of the projects awarded within its bid market of 31%, 43% and 31% in 2005, 2004 and 2003, respectively.

Great Lakes’ EBITDA represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense. EBITDA is reconciled to net income (loss) as follows:

Twelve Months Ended March 31, 2006
Net loss	$(3.8)

Adjusted for:
Interest expense,net	22.9
Income tax expense (benefit)	0.5
Depreciation	24.8

EBITDA	$44.4

The figures above include the impact of the $5.7 million non-cash write-down of goodwill and intangible assets as well as the $2.3 million for legal and other costs associated with the Justice Department request for documents discussed in the beginning of this press release.

ABOUT ALDABRA

Aldabra Acquisition Corporation is a blank check company that was formed to acquire an unidentified operating business. Aldabra consummated its initial public offering on February 17, 2005, receiving gross proceeds of $55.2 million through the sale of 9,200,000 units of its securities at $6.00 per unit (following the exercise of the underwriter’s over-allotment). Additional information about Aldabra Acquisition Corporation may be found at http://www.aldabracorp.com.

ABOUT MORGAN JOSEPH

Morgan Joseph & Co. Inc. is a full service investment-banking firm with over 115 employees and seven offices in six cities dedicated to serving middle market companies. The firm’s primary focus is on providing financial advisory and capital raising services. These include mergers and acquisitions advice, restructuring advice, private placements and public offerings of debt and equity. For its institutional investor clients, Morgan Joseph provides a full range of sales and execution services, including equity research and specialized reports on high yield and convertible debt.

ADDITIONAL INFORMATION

Stockholders of Aldabra and Great Lakes are urged to read the Registration Statement on Form S-4, which includes a joint proxy statement/prospectus regarding its proposed merger with Great Lakes, when it becomes available as it will contain important information regarding Great Lakes and the transaction. Copies of the registration statement, the proxy statement and other relevant documents filed by Aldabra, which will contain information about Aldabra and Great Lakes, will be available when filed and without charge at the U.S. Securities and Exchange Commission’s Internet site (http://www.sec.gov).

Aldabra and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger with Great Lakes. Information regarding Aldabra’s directors and executive officers is available in its Form 10-K for the year ended December 31, 2005, filed with the U.S. Securities and Exchange Commission. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus to be filed with the U.S. Securities and Exchange Commission when it becomes available.

Company Contacts:
Nathan Leight — Chairman
Jason Weiss — CEO
Aldabra Acquisition Corporation
(212) 332-3555

FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in integrating merged businesses; uncertainties as to the timing of the merger; approval of the transaction by the stockholders of the companies; the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals; and the competitive environment in the industry of the combined entity and competitive responses to the proposed merger. Actual results may differ materially from those contained in the forward-looking statements in this press release. Aldabra and Great Lakes undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: Aldabra Acquisition Corporation